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                                                                     EXHIBIT 3.5


                          AMENDMENTS TO RESTATED BYLAWS
                                  DULY ADOPTED
                                     BY THE
                               BOARD OF DIRECTORS
                     AT A SPECIAL MEETING OF AUGUST 3, 1998



               1. Article III, Section 2 of the Bylaws of the Corporation is amended and restated in its entirety to read as follows:

               Section 2. NUMBER AND QUALIFICATION OF DIRECTORS. The authorized number of the directors of the corporation shall not be less than five (5) nor more than nine (9). The exact number of directors within these limits shall be specified by approval of the Board of Directors or by approval of the shareholders, as that term is defined in California Corporations Code Section 153; provided, however, than an amended reducing the number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of action by written consent, are equal to more than 16-2/3% of the outstanding shares entitled to vote; provided further, however, that so long as the Investor is entitled to designate directors ("Preferred Directors") pursuant to the Certificate of Designation, the number of directors of the corporation shall be seven (7), three (3) of whom shall be Preferred Directors (except that only two (2) Preferred Directors may be directors prior to the Second Closing of the Securities Purchase Agreement between the Corporation and ING Equity Partners II, L.P., as that term is defined therein.

               2. Article III, Section 3 of the Bylaws of the Corporation is amended and restated in its entirety to read as follows:

               Section 3. ELECTION AND TERM OF OFFICE OF DIRECTORS. Directors shall be elected at each annual meeting of the shareholders to hold office until the next annual meeting, provided, that Preferred Directors may be elected at a special meeting called for such purpose, at any annual or other special meeting of stockholders. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the

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               term for which elected and until a successor has been elected and qualified.

               3. Article III, Section 4 of the Bylaws of the Corporation is amended by adding the following paragraph after the first paragraph of that
Section:

                      Subject to the provisions of the Certificate of
               Determination, ING Equity Partners II, L.P. (the "Investor") shall be entitled to (A) remove from the Board any Preferred Director, (b) designate each successor to any such Preferred Director removed in accordance herewith or who otherwise vacates such office, and (C) remove any other director necessary to create sufficient vacancies on the Board to permit the election of the number of Preferred Directors required under Section 2 hereof. The affirmative vote of the Investor shall be required to remove any Preferred Director.

               4. Paragraph 1 of Article IV, Section 1 of the Bylaws of the Corporation is amended as follows:

                      Section 1. COMMITTEES OF DIRECTORS. The board of directors may, by resolution adopted by a majority of the authorized number of directors, designate one or more committees, each consisting of two or more directors, to serve at the pleasure of the board. The board may designate one or more directors as alternate members of any committee, who may replace any absent member (other than a Preferred Director) at any meeting of the committee. Each Preferred Director shall be entitled to be a member of any committee or subcommittee of the Board and the Preferred Directors shall constitute at least 50% of the members of any such committee or subcommittee. Any committee, to the extent provided in the resolution of the board, shall have all the authority of the board, expect with respect to:

               The remainder of the Corporation's Bylaws remain in full force and effect as of the date hereof.


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